Exhibit 4.2

Execution Version

SUPPLEMENTAL INDENTURE ESTABLISHING A SERIES OF NOTES
THE HERTZ CORPORATION
as Issuer
and
the Subsidiary Guarantors from time to time party to the Indenture
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Trustee
____
FIRST SUPPLEMENTAL INDENTURE
DATED AS OF AUGUST 1, 2019
to the
INDENTURE
DATED AS OF AUGUST 1, 2019
Providing for the Issuance of
7.125% Senior Notes due 2026

FIRST SUPPLEMENTAL INDENTURE, dated as of August 1, 2019 (this “Supplemental Indenture”), among The Hertz Corporation (together with its successors and assigns, the “Company”), as issuer, the Subsidiary Guarantors under the Indenture referred to below (the “Subsidiary Guarantors”), and Wells Fargo Bank, National Association, as Trustee.
W I T N E S S E T H:
WHEREAS, the Company, the Subsidiary Guarantors and the Trustee are party to the Indenture, dated as of August 1, 2019 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), which provides for the issuance from time to time of Notes by the Company;
WHEREAS, Section 901(6) of the Indenture provides that the Company may provide for the issuance of Notes of any series as permitted by Section 301 therein;
WHEREAS, in connection with the issuance of the 2026 Notes (as defined herein), the Company has duly authorized the execution and delivery of this Supplemental Indenture to establish the forms and terms of the 2026 Notes as hereinafter described; and
WHEREAS, pursuant to Section 901 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:
1.Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as so defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
2.    Title of Notes. There shall be a series of Notes of the Company designated the “7.125% Senior Notes due 2026” (the “2026 Notes”).
3.    Maturity Date. The final Stated Maturity of the 2026 Notes shall be August 1, 2026.
4.    Interest and Interest Rates. Interest on the Outstanding principal amount of 2026 Notes will accrue at the rate of 7.125% per annum and will be payable semi-annually in arrears on February 1 and August 1 in each year, commencing on February 1, 2020, to Holders of record on the immediately preceding January 15 and July 15, respectively (whether or not a Business Day) (each such January 15 and July 15, a “Regular Record Date”). Interest on the 2026 Notes will accrue from the most recent date to which interest has been paid or provided for or, if no interest has been paid, from August 1, 2019, except that interest on any Additional 2026 Notes (as defined below) issued on or after the first Interest Payment Date will accrue (or will be deemed to have accrued) from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid on such Additional 2026 Notes, from the Interest Payment Date immediately preceding the date of issuance of such Additional 2026 Notes (or if the date of issuance of such Additional 2026 Notes is an Interest Payment Date, from such date of issuance); provided that if any 2026 Note issued in exchange therefor is surrendered for exchange on or after a record date for an Interest Payment Date that will occur on or after the date of such exchange, interest on such Note received in exchange thereof will accrue from such Interest Payment Date.
5.    No Limitation on Aggregate Principal Amount. The aggregate principal amount of 2026 Notes that may be authenticated and delivered and Outstanding under the Indenture is not limited. The aggregate principal amount of the 2026 Notes shall initially be $500.0 million. The Company may from time to time, without the consent of the Holders, create and issue Additional Notes having the same terms and conditions as the 2026 Notes in all respects or in all respects except for issue date, issue price and, if applicable, the first date on which interest accrues and the first payment of interest thereon. Additional Notes issued in this manner will be consolidated with, and will form a single series with, the 2026 Notes (any such Additional Notes, “Additional 2026 Notes”), unless otherwise specified for Additional Notes in an applicable Notes Supplemental Indenture, or otherwise designated by the Company, as contemplated by Section 301 of the Indenture.
6.    Redemption. (a) The 2026 Notes will be redeemable, at the Company’s option, in whole or in part, at any time and from time to time on and after August 1, 2022 and prior to maturity thereof at the applicable redemption price set forth below. The 2026 Notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to, but not including, the relevant Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date pursuant to Section 307 of the Indenture), if redeemed during the 12-month period commencing on August 1 of the years set forth below:

Redemption Period	Price
2022	103.563%
2023	101.781%
2024 and thereafter	100.000%
(b)    In addition, at any time and from time to time on or prior to August 1, 2022, the Company at its option may redeem the 2026 Notes in an aggregate principal amount equal to up to 40.0% of the original aggregate principal amount of the Notes (including the principal amount of any Additional 2026 Notes, or any other Additional Notes of the same series as the 2026 Notes), with funds in an equal aggregate amount (the “Redemption Amount”) not exceeding the aggregate proceeds of one or more Equity Offerings, at a redemption price (expressed as a percentage of principal amount thereof) of 107.125%, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date pursuant to Section 307 of the Indenture); provided, however, that an aggregate principal amount of 2026 Notes equal to at least 50.0% of the original aggregate principal amount of 2026 Notes (including the principal amount of any Additional 2026 Notes, or any other Additional Notes of the same series as the 2026 Notes) must remain outstanding immediately after each such redemption. Any amount payable pursuant to this Section 6(b) may be funded from any source (including amounts in excess of the Redemption Amount).
(c)    At any time prior to August 1, 2022, the 2026 Notes may also be redeemed (by the Company or any other person) in whole or in part, at the Company’s option, at a price (the “Redemption Price”) equal to 100.0% of the principal amount thereof plus the Applicable Premium

(as defined below) as of, and accrued but unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date pursuant to Section 307 of the Indenture). Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.
“Applicable Premium” means, with respect to a 2026 Note at any Redemption Date, the greater of (i) 1.00% of the principal amount of such 2026 Note and (ii) the excess of (A) the present value at such Redemption Date, calculated as of the date of the applicable redemption notice, of (1) the redemption price of such 2026 Note on August 1, 2022 (such redemption price being that described in Section 6(a)), plus (2) all required remaining scheduled interest payments due on such 2026 Note through such date (excluding accrued and unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such 2026 Note on such Redemption Date, as calculated by the Company in good faith (which calculation shall be conclusive) or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.
“Treasury Rate” means, with respect to a Redemption Date, the weekly average yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the date of the applicable redemption notice (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to August 1, 2022; provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used, in each case, as determined by the Company in good faith (which determination shall be conclusive).
(d)    Notwithstanding clauses (a), (b) and (c) of this Section 6, in connection with any tender for the 2026 Notes, if Holders of not less than 90.0% of the aggregate principal amount of the outstanding 2026 Notes (including the principal amount of any Additional 2026 Notes, or any other Additional Notes of the same series as the 2026 Notes) validly tender and do not withdraw such Notes in such tender offer and the Company, or any other Person making such tender offer, purchases all of the 2026 Notes (including any Additional 2026 Notes and any Additional Notes of the same series as the 2026 Notes) validly tendered and not withdrawn by such Holders, all of the Holders of the 2026 Notes will be deemed to have consented to such tender offer and, accordingly, the Company or such other Person will have the right, upon notice given not more than 30 days following such purchase pursuant to such tender offer, to redeem all of the 2026 Notes that remain outstanding following such purchase at a price in cash equal to the price offered to each Holder in such tender offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest to but not including the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date).

(e)    Any redemption of Notes pursuant to this Section 6 may be made upon notice sent electronically or, at the Company’s option, mailed by first-class mail to each Holder’s registered address (with a copy to the Trustee) in accordance with Section 1003 of the Indenture. The Company may provide in any redemption notice that payment of the redemption price and the performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.
(f)    Any redemption of Notes pursuant to this Section 6 (including in connection with an Equity Offering) or notice thereof may, at the Company’s discretion, be subject to the satisfaction (or, waiver by the Company in its sole discretion) of one or more conditions precedent, which may include consummation of any related Equity Offering or the occurrence of a Change of Control or Change of Control Triggering Event. If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice may state that, in the Company’s sole and absolute discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole and absolute discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been (or, in the Company’s sole and absolute determination, may not be) satisfied (or waived by the Company in its sole and absolute discretion) by the Redemption Date, or by the Redemption Date so delayed. The Company will provide written notice to the Trustee prior to the close of business two Business Days prior to the Redemption Date (or such shorter period as may be acceptable to the Trustee) if any such redemption has been rescinded or delayed, and upon receipt the Trustee shall provide such notice to each Holder of the 2026 Notes in the same manner in which the notice of redemption was given.
7.    Form. The 2026 Notes shall be issued substantially in the form set forth, or referenced, in Article II of the Indenture, and Exhibit A attached to the Indenture, as provided for in Section 201 of the Indenture (as such form may be modified in accordance with Section 301 of the Indenture).
8.    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.
9.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.
10.    Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.

Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
11.    Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.
THE HERTZ CORPORATION
By: /s/ R. Scott Massengill
Name: R. Scott Massengill
Title: Senior Vice President and Treasurer
DOLLAR RENT A CAR, INC.
DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.
DTG OPERATIONS, INC.
DTG SUPPLY, LLC
FIREFLY RENT A CAR LLC
HERTZ CAR SALES, LLC
HERTZ GLOBAL SERVICES CORPORATION
HERTZ LOCAL EDITION CORP.
HERTZ LOCAL EDITION TRANSPORTING, INC.
HERTZ SYSTEM, INC.
HERTZ TECHNOLOGIES, INC.
HERTZ TRANSPORTING, INC.
SMARTZ VEHICLE RENTAL CORPORATION
RENTAL CAR GROUP COMPANY, LLC
THRIFTY CAR SALES, INC.
THRIFTY, LLC
THRIFTY INSURANCE AGENCY, INC.
THRIFTY RENT-A-CAR SYSTEM, LLC
TRAC ASIA PACIFIC, INC.
By: /s/ R. Scott Massengill
Name: R. Scott Massengill
Title: Vice President and Treasurer
DONLEN CORPORATION
By: /s/ R. Scott Massengill
Name: R. Scott Massengill
Title: Vice President and Assistant Treasurer

[Signature Page to First Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
By: /s/ Gregory S. Clarke
Name: Gregory S. Clarke
Title: Vice President

[Signature Page to First Supplemental Indenture]